Mail Stop 4561


      							August 29, 2005


Eyal Desheh
Chief Financial Officer
Check Point Software Technologies Ltd.
3A Jabotinsky St., Diamond Tower
Ramat Gan, 52520 Israel

Re:	Form 20-F for Fiscal Year Ended December 31, 2004
		Filed April 4, 2005
		File No. 000-28584

Dear Mr. Desheh:

	We have completed our review of your Form 20-F and related filings and do not, at this time, have any further comments.


								Sincerely,



								Craig Wilson
								Senior Assistant Chief
Accountant